Exhibit 4.19
English Translation for Reference

Statement of Spouse

Name: Jiang Liling

ID Card Number: [Redacted]

This is to confirm that I, as the spouse of Lai Fulin, hereby unconditionally and irrevocably represent to Shenzhen Zhongguan Agricultural Group Co., Ltd. and Agria Brother Biotech (Shenzhen) Co., Ltd. that:

the equity interest held by Lai Fulin in Shenzhen Zhongguan Agricultural Group Co., Ltd. and any dividends, bonuses or other distributions received by him in respect of the equity interest are the personal property of Lai Fulin, and shall not be the husband-and-wife common property of Lai Fulin and myself at any time.

Signature: /s/ Jiang Liling

Date: May 7, 2013